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                                                                     Exhibit 8.2




       May 22, 1998



Board of Directors
Regent Bancshares Corp.
1430 Walnut Street
Philadelphia, PA 19102

          Re: Amended and Restated Agreement and Plan of Merger dated March 27, 1998 and effective as of March 18, 1998 among Regent Bancshares Corp., Regent National Bank, JeffBanks, Inc., JeffBanks Acquisitioncorp. V, Inc. and Jefferson Bank.

Ladies and Gentlemen:

      We have acted as counsel to Regent Bancshares Corp., a New Jersey corporation ("RBC"), in connection with the Amended and Restated Agreement and Plan of Merger dated March 27, 1998 and effective as of March 18, 1998 (the "Agreement"), among RBC, Regent National Bank, a national banking association organized under the laws of the United States ("Regent"), JeffBanks, Inc., a Pennsylvania corporation ("JBI"), JeffBanks Acquisitioncorp. V, Inc., a Pennsylvania corporation ("JBI Merger Sub") and Jefferson Bank, a banking association ("Jefferson").

      RBC, a bank holding company, owns all the issued and outstanding capital stock of Regent. As of March 18, 1998, RBC's authorized capital stock consisted of 10,000,000 shares of common of stock, par value $.10 per share ("RBC Common Stock") and 5,000,000 shares of Preferred Stock, par value $.10 per share ("RBC Preferred Stock"), of which 3,409,822 shares of RBC Common Stock were outstanding and no shares of RBC Preferred Stock were outstanding.

      JBI, a bank holding company, owns all the issued and outstanding stock of JBI Merger Sub, a company formed solely for the purpose of accomplishing the transactions contemplated by the Agreement. JBI also owns all the issued and outstanding capital stock of Jefferson. As of March 18, 1998, JBI's authorized capital stock consisted of 10,000,000 shares of common of stock, par value $1.00 per share ("JBI Common Stock") of which 5,038,251 shares of JBI Common Stock were outstanding.





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      Except as otherwise defined herein, all terms defined in the Agreement shall have the same meaning when used in this opinion.

      Pursuant to the Agreement, the following transactions will occur:

      (1) Pursuant to the provisions of the Pennsylvania Business Corporation Law of 1998 and the New Jersey Business Corporation Act, JBI Merger Sub will merge with and into RBC, with RBC being the surviving corporation (the "Merger"), and immediately after the merger, RBC will merge with and into JBI, with JBI being the surviving corporation (collectively with the Merger, the "Merger Transaction"). On the Merger Effective Date, each share of RBC Common Stock issued and outstanding immediately prior to the Merger will be exchanged for .303 shares of JBI Common Stock. JBI will not issue fractional shares of its stock. In lieu of fractional shares of JBI Common Stock, if any, each shareholder of RBC who is entitled to a fractional share of JBI Common Stock will receive an amount in cash determined by multiplying such fractional share of JBI Common Stock by the average of the daily closing prices for JBI Common Stock on the Nasdaq National Market System for the 20 consecutive full trading days ending at the close of trading business day immediately prior to the Merger Effective Date.

      (2) Immediately after the Merger Transaction occurs, Regent will merge with and into Jefferson, with Jefferson being the surviving corporation (the "Bank Merger").

                                     *******
      In accordance with section 6.10 of the Agreement, this opinion addresses certain federal income tax consequences of the Merger Transaction.






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      In rendering our opinion, we have examined and relied upon but have not independently verified the accuracy and completeness of the facts, information, covenants and representations contained in the Agreement and such other documents as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have relied upon certain representation letters furnished to us by RBC and JBI. Where such statements and representations are made to the best knowledge and belief of the person making such statement or representation, we have assumed the facts to be as so stated and represented. We have also assumed that the Merger Transaction and Bank Merger will be consummated in accordance with the Agreement and the Registration Statement, including the Proxy Statement/Prospectus, as filed on May 22, 1998 with the Securities and Exchange Commission on Form S-4. Our opinion is conditioned on the initial and continuing accuracy of such facts, information, covenants, representations, statements and assumptions and cannot be relied upon if any of the facts pertinent to the federal income tax treatment of the Merger Transaction stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements contained in the representation letters from RBC and JBI referred to above are, or later become, inaccurate. In addition, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.


      In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, pertinent judicial authorities and interpretive rulings as we have considered relevant. Statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions.


                                     *******


      Based solely upon the foregoing, we are of the opinion that under current law for federal income tax purposes:

         (i) The Merger Transaction will be treated as if JBI directly acquired the assets of RBC in exchange for JBI Common Stock and JBI's assumption of the liabilities of RBC through a "statutory merger" as that term is used in section 368(a)(1)(A) of the Code. The Merger Transaction will qualify





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                  as a "reorganization" under section 368(a)(1) of the Code. RBC and JBI will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

         (ii) No gain or loss will be recognized by RBC or JBI in the Merger Transaction.

         (iii) No gain or loss will be recognized by shareholders of RBC upon their receipt of JBI Common Stock in exchange for RBC Common Stock, except that shareholders who receive cash in lieu of fractional share interests in JBI Common Stock will recognize gain or loss equal to the difference between the amount of such cash and the basis allocated to such fractional share interests. Any such gain or loss will generally constitute capital gain or loss, provided the RBC Common Stock is held as a capital asset by the shareholder on the Merger Effective Date.

         (iv) The basis of JBI Common Stock (including fractional share interests) to be received by the shareholders of RBC will be the same as the basis of the RBC Common Stock surrendered in exchange therefor.

         (v) The holding period of JBI Common Stock to be received by a shareholder of RBC will include the holding period of the RBC Common Stock exchanged therefor, provided the RBC Common Stock is held as a capital asset by the shareholder on the Merger Effective Date.


         Except as set forth above, we express no opinion as to the federal, state, local or foreign tax consequences of the Merger Transaction and the Bank Merger, or of any transactions related thereto. This opinion is solely for your benefit and is not to be used, quoted, circulated or otherwise referred to without our express written permission.

         We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement on Forms S-4 of which the Proxy Statement is a part and to the use of our name in the sections entitled "The Merger -- Federal Income Tax Aspects" in the Proxy Statement.


                                           Very truly yours,

                                           /s/ Duane, Morris & Heckscher LLP
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